SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2016

EMERSON RADIO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-07731	22-3285224
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 University Plaza, Suite 405, Hackensack, NJ		07601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 428-2000

Not Applicable

(Former Address, if changed since Last Report) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b) Emerson Radio Corp. (the “Company”) notified NYSE MKT that, as a result of the director resignations discussed in Item 5.02 below, the Company is no longer compliant with the requirement to maintain an audit committee of at least two independent directors as set forth in Section 803(B)(2)(c) of the NYSE MKT Company Guide. Section 803(B)(6)(b) of the NYSE MKT Company Guide provides that the Company will have until the earlier of (i) the next annual shareholders’ meeting or (ii) one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual shareholders’ meeting occurs no later than 75 days following the event that caused the failure to comply with the audit composition requirement a Smaller Reporting Company shall instead have 75 days from such event to regain compliance with the requirement to have two independent directors serving on the audit committee. Following such notification by the Company, on June 7, 2016, NYSE MKT sent the Company an official notification of non-compliance with Section 803(b)(2)(c) of the Company Guide.

The Company is in the process of recruiting new directors to serve on its Board of Directors, and intends to regain compliance with the listing requirements pertaining to its audit committee.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 2, 2016, Gregory W. Hunt resigned as a member of the audit committee and as a director of the Company effective close of business on June 2, 2016. On June 5, 2016, Lionel Choong resigned as Vice Chairman of the Board and as a director of the Company with immediate effect. On June 5, 2016, Terrence Snellings resigned as a member of the audit committee and as a director, including all capacities in which he served as a director, of the Company effective close of business on June 5, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON RADIO CORP.

By:	/s/ Andrew L. Davis
Name: Andrew L. Davis
Title: Chief Financial Officer

Dated: June 8, 2016